EXHIBIT 4.03

ASSET PURCHASE AGREEMENT

between

ECOSTAR INDUSTRIES, INC.

and

TRANS-LUX INVESTMENT CORPORATION

dated as of

May 27, 2014

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets.

1

Section 1.02 Assumption of Liabilities.

1

Section 1.03 Purchase Price.

3

ARTICLE II CLOSING; POST-CLOSING TERMINATION RIGHTS

3

Section 2.01 Closing.

3

Section 2.02 Closing Deliverables.

3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

4

Section 3.01 Organization and Authority of Seller; Enforceability.

4

Section 3.02 No Conflicts; Consents.

4

Section 3.03 Title to Purchased Assets.

5

Section 3.04 Condition of Assets.

5

Section 3.05 Inventory.

5

Section 3.06 Accounts Receivable.

5

Section 3.07 Intellectual Property.

5

Section 3.08 Assigned Contracts.

6

Section 3.09 Permits.

6

Section 3.10 Compliance With Laws

6

Section 3.11 Legal Proceedings; Governmental Orders.

6

Section 3.12 Brokers.

6

Section 3.13 Full Disclosure.

7

Section 3.14 Undisclosed Liabilities.

7

Section 3.15 Financial Statements.

7

Section 3.16 Title to Purchased Assets.

7

Section 3.17 Customers and Suppliers.

7

Section 3.18 Employee Benefit Matters.

7

Section 3.19 Employment Matters.

8

i

Section 3.20 Taxes.

8

Section 3.21 Absence of Certain Changes, Events and Conditions.

9

Section 3.22 Environmental Matters.

11

Section 3.23 Insurance.

13

Section 3.24 Material Contracts.

13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

14

Section 4.01 Organization and Authority of Buyer; Enforceability.

15

Section 4.02 No Conflicts; Consents.

15

Section 4.03 Legal Proceedings.

15

Section 4.04 Brokers.

15

ARTICLE V COVENANTS

15

Section 5.01 Public Announcements.

15

Section 5.02 Bulk Sales Laws.

15

Section 5.03 Transfer Taxes.

16

Section 5.04 Further Assurances.

16

Section 5.05 Employees and Employee Benefits.

16

Section 5.06 Confidentiality.

16

Section 5.07 Non-competition; Non-solicitation

17

Section 5.08 Receivables.

18

ARTICLE VI INDEMNIFICATION

18

Section 6.01 Survival.

18

Section 6.02 Indemnification By Seller.

18

Section 6.03 Indemnification By Buyer.

18

Section 6.04 Indemnification Procedures.

19

Section 6.05 Payments.

20

Section 6.06 Tax Treatment of Indemnification Payments.

20

Section 6.07 Effect of Investigation.

20

Section 6.08 Cumulative Remedies.

21

ARTICLE VII MISCELLANEOUS

21

Section 7.01 Expenses.

21

ii

Section 7.02 Notices.

21

Section 7.03 Headings.

21

Section 7.04 Severability.

21

Section 7.05 Entire Agreement.

21

Section 7.06 Successors and Assigns.

22

Section 7.07 No Third-party Beneficiaries.

22

Section 7.08 Amendment and Modification.

22

Section 7.09 Waiver.

22

Section 7.10 Governing Law.

22

Section 7.11 Specific Performance.

22

Section 7.12 Counterparts.

22

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of May 27, 2014, is entered into between ECOSTAR INDUSTRIES, INC., a Delaware corporation ("Seller") and TRANS-LUX INVESTMENT CORPORATION, a Delaware corporation ("Buyer").

RECITALS

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Purchased Assets and the Assumed Liabilities (as defined herein), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01

Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in the assets set forth on Section 1.01 of the disclosure schedules ("Disclosure Schedules") attached hereto (the "Purchased Assets"), free and clear of any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or other encumbrance ("Encumbrance").  The Purchased Assets shall not include the rights which accrue or will accrue to Seller under this Agreement and the documents executed hereunder or in connection herewith (the “Excluded Assets”).

Section 1.02

Assumption of Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge the liabilities and obligations set forth on Section 1.02(a) of the Disclosure Schedules, but only to the extent that such liabilities and obligations do not relate to any breach, default or violation by Seller on or prior to the date hereof (collectively, the "Assumed Liabilities"). Other than the Assumed Liabilities, Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (the "Excluded Liabilities"). Seller shall, and shall cause each of its affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. As used herein, "Liabilities" means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or non-accrued, matured or non-matured or otherwise. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)

any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other documents executed hereunder or in connection herewith and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)

any Liability for (i) except as otherwise set forth on Section 1.02(b) of the Disclosure Schedules, Taxes of Seller (or any stockholder or affiliate of Seller) or relating to the Seller’s business, the Purchased Assets or the Assumed Liabilities for any pre-closing tax period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to the terms of this Agreement; or (iii) other Taxes of Seller (or any stockholder or affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or law);

(c)

any Liabilities relating to or arising out of the Excluded Assets;

(d)

any Liabilities in respect of any pending or threatened Action (as defined in Section 3.10) arising out of, relating to or otherwise in respect of the operation of the Seller’s business or the Purchased Assets;

(e)

any product Liability or similar claim for injury to a person, entity or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(f)

any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller to the extent that such claims are not covered under warranties or contractual liabilities assigned to Buyer in connection with the Assigned Contracts;

(g)

any Liabilities of Seller arising under or in connection with any Benefit Plan (as defined in Section 3.18) providing benefits to any present or former employee of Seller;

(h)

any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers' compensation, severance, retention, termination or other payments;

(i)

any Environmental Claims, or Liabilities under Environmental Laws (as such terms are defined in Section 3.22);

(j)

any trade accounts payable of Seller (i) to the extent not accounted for on the Balance Sheet; (ii) which constitute intercompany payables owing to affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(k)

any Liabilities of the business of the Seller relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Seller’s customers to Seller on or before the date hereof; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l)

any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same);

(m)

any Liabilities under Contracts of the Seller that do not constitute Assigned Contracts, including any intellectual property licenses, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to the date hereof;

(n)

any Liabilities associated with debt, loans or credit facilities of Seller and/or the Seller’s business owing to financial institutions; and

(o)

any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its affiliates to comply with any law or Governmental Order (as defined in Section 3.16(b)).

Section 1.03

Purchase Price. The aggregate purchase price for the Purchased Assets shall be $100.00 (the "Purchase Price"), plus the assumption of the Assumed Liabilities. The Buyer shall pay the Purchase Price to Seller at the Closing (as defined herein) in cash or by check (to be delivered via overnight courier or as otherwise agreed between the parties).

ARTICLE II
CLOSING; POST-CLOSING TERMINATION RIGHTS

Section 2.01

Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the "Closing Date") at the offices of Buyer, 950 Third Avenue, Suite 2804, New York, NY 10022. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.02

Closing Deliverables.

(a)

At the Closing, Seller shall deliver to Buyer the following:

(i)

a bill of sale in form and substance satisfactory to Buyer (the "Bill of Sale") and duly executed by Seller, transferring all Tangible Personal Property (as such term is defined in Section 1.01 of the Disclosure Schedules) comprising the Purchased Assets to Buyer;

(ii)

an assignment and assumption agreement in form and substance satisfactory to Buyer (the "Assignment and Assumption Agreement") and duly executed by Seller, effecting the assignment to and assumption by Buyer of all Assigned Contracts (as such term is defined in Section 3.07 of the Disclosure Schedules) comprising the Purchased Assets and the Assumed Liabilities;

(iii)

an assignment in form and substance satisfactory to Buyer (the "Intellectual Property Assignment") and duly executed by Seller, transferring all of Seller's right, title and interest in and to the unregistered trademarks, trademark registrations and applications, unregistered patents, patents and patent applications, unregistered copyrights, copyright registrations and applications included in the Purchased Assets to Buyer;

(iv)

evidence of the payment in full or other satisfaction by Seller of all short and long term debt owed by, and of all other debt of Seller arising outside the ordinary course of business consistent with past practice that remains unpaid, including such debt incurred since the delivery to Buyer of the most recent balance sheet of the Seller’s business delivered to Buyer (the "Balance Sheet");

(v)

a certificate of an officer of Seller certifying as to (A) the resolutions of the sole shareholder of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder and in connection herewith; and

(vi)

such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)

At the Closing, Buyer shall deliver to Seller the following:

(i)

the Purchase Price;

(ii)

the Assignment and Assumption Agreement duly executed by Buyer;

(iii)

the Intellectual Property Assignment duly executed by Buyer; and

(iv)

a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder and in connection herewith.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, "Seller's knowledge," "knowledge of Seller" and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

Section 3.01

Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder and in connection herewith, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder and in connection herewith have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder and in connection herewith constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 3.02

No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and in connection herewith, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any Governmental Authority (as defined in

Section 3.11)) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03

Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances.

Section 3.04

Condition of Assets. The Purchased Assets are in serviceable condition and are adequate for the uses to which they are being put, and none of such Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.05

Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories included in the Purchased Assets consist of a quality and quantity usable and salable in the ordinary course of business.

Section 3.06

Accounts Receivable. The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 3.07

Intellectual Property.

(a)

"Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (i) unregistered trademarks, trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) unregistered copyrights, copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) unregistered design rights, patents and patent applications; (v) internet domain name registrations and social media pages; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b)

Section 3.07 of the Disclosure Schedules lists all Intellectual Property included in the Purchased Assets ("Purchased IP"). Seller owns or has adequate, valid and enforceable rights to use all the Purchased IP, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any person or entity. With respect to the registered Intellectual Property listed on Section 3.07 of the Disclosure Schedules, (i) all such Intellectual Property is valid, subsisting and in full force and effect and (ii) Seller has paid all maintenance fees and made all filings required to maintain Seller's ownership thereof. For all such registered Intellectual Property, Section 3.07 of the Disclosure Schedules lists (A) the jurisdiction where the application or registration is located, (B) the application or registration number, and (C) the application or registration date.

(c)

To the Seller’s knowledge, Seller's prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. No person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

Section 3.08

Assigned Contracts. Section 3.08 of the Disclosure Schedules includes each contract included in the Purchased Assets and being assigned to and assumed by Buyer (the "Assigned Contracts"). Each Assigned Contract is valid and binding in accordance with its terms and is in full force and effect. None of Seller or, to Seller's knowledge, any other party thereto is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. To Seller’s knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to Buyer. There are no material disputes pending or threatened under any Assigned Contract.

Section 3.09

Permits. There are no permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances or similar rights obtained from Governmental Authorities (“Permits”) included in the Purchased Assets.  No Permits are required for Seller to conduct the Seller’s business as currently conducted or for the ownership and use of the Purchased Assets

Section 3.10

Compliance With Laws Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.11

Legal Proceedings; Governmental Orders.

(a)

There is no claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, (each, an "Action") pending or, to Seller's Knowledge, threatened against or by Seller (a) relating to or affecting Seller, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)

There is no outstanding order, writ, judgment, injunction, decree, stipulation, determination or award (each, a "Governmental Order") entered by or with any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction (each, a "Governmental Authority") and no unsatisfied judgments, penalties or awards against, relating to or affecting the Seller.

Section 3.12

Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.13     Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to or in connection with this Agreement contains any untrue statement of a material fact, or intentionally omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.14      Undisclosed Liabilities. Seller has no Liabilities with respect to the Purchased Assets, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the date thereof, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and which are not, individually or in the aggregate, material in amount.

Section 3.15     Financial Statements and Outstanding Debt. Copies of the financial statements for prior periods (the "Financial Statements"), have previously been delivered to Buyer. The Financial Statements are based on the books and records of the business of the Seller, and fairly present the financial condition of the Seller as of the respective dates they were prepared and the results of the operations of the Seller for the periods indicated. .  Schedule 3.15 of the Disclosure Schedules sets forth with respect to the Seller’s business all outstanding long-term and short-term debt as of the Closing Date and the payment terms with respect to each item on the list.

Section 3.16     Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets. All such Purchased Assets are free and clear of Encumbrances.

Section 3.17     Customers and Suppliers.

(a)       Section 3.17(a) of the Disclosure Schedules sets forth with respect to the Seller’s business each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $15,000 for either of the two most recent fiscal years (collectively, the "Material Customers"). Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Seller’s business or to otherwise terminate or materially reduce its relationship with the Seller’s business.

(b)        Section 3.17(b) of the Disclosure Schedules sets forth with respect to the Seller’s business each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $15,000 for either of the two most recent fiscal years (collectively, the "Material Suppliers"). Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Seller’s business or to otherwise terminate or materially reduce its relationship with the Seller’s business.

Section 3.18     Employee Benefit Matters.Seller has no pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (including any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Seller or any spouse or dependent of such individual, or under which Seller has or may have any Liability, or with respect to which Buyer or any of its affiliates would reasonably be expected to have any liability, contingent or otherwise (each, a "Benefit Plan").

Section 3.19

Employment Matters.

(a)

Section 3.19 of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Seller as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position; (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of the Seller for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b)

Seller is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Seller. Seller has no duty to bargain with any Union.

(c)

Seller is and has been in compliance with all applicable laws pertaining to employment and employment practices to the extent they relate to employees of the Seller, including all laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All employees of the Seller classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against Seller pending, or to the Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Seller, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable laws.  To the extent that any individual characterized and treated by Seller as a consultant or independent contractor of the Seller is found to be improperly treated as an independent contractor under any applicable laws, then Seller shall indemnify, defend and hold harmless Buyer from and against any and all claims and/or liabilities in the manner provided in Article VI.

Section 3.20

Taxes. As set forth herein, "Taxes" shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and "Tax Returns" shall mean any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(a)

Except as set forth on Schedule 3.20 of the Disclosure Schedules, all Tax Returns required to be filed by Seller for any pre-closing tax period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)

Except as set forth on Schedule 3.20 of the Disclosure Schedules, Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable law.

(c)

No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d)

Except as set forth on Schedule 3.20 of the Disclosure Schedules, all deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)

Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f)

There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)

Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

(h)

Seller is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i)

None of the Purchased Assets is property that Seller is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

(j)

None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 3.21

Absence of Certain Changes, Events and Conditions.  Since the date of the Balance Sheet, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)

event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; as used herein, a "Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the business of the Seller, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis;

(b)

declaration or payment of any dividends or distributions on or in respect of any of Seller's capital stock or redemption, purchase or acquisition of Seller's capital stock;

(c)

material change in any method of accounting or accounting practice for the business of the Seller, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d)

material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts

Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e)

entry into any Contract that would constitute a Contract (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with its business or the Purchased Assets; as used herein "Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral;

(f)

incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the business of the Seller except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g)

transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(h)

cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(i)

transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or intellectual property licenses;

(j)

material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k)

acceleration, termination, material modification to or cancellation of any Assigned Contract;

(l)

material capital expenditures which would constitute an Assumed Liability;

(m)

imposition of any Encumbrance upon any of the Purchased Assets;

(n)

(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants of the business of the Seller, other than as provided for in any written agreements or required by applicable law, (ii) change in the terms of employment for any employee of the business of the Seller or any termination of any employees for which the aggregate costs and expenses exceed $5,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor of the business of the Seller;

(o)

adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the business of the Seller, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(p)

any loan to (or forgiveness of any loan to), or entry into any other transaction with, any directors, officers or employees of the business of the Seller;

(q)

adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

(r)

purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the business of the Seller for an amount in excess of $5,000, individually (in the case of a lease, per annum) or $10,000, in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

(s)

any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.22

Environmental Matters.

(a)

The following terms used in this Section 3.21 have the meanings specified as follows:

(i)

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

(ii)

"Environmental Attributes" means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Seller’s business or the Purchased Assets as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

(iii)

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any person or entity alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

(iv)

"Environmental Law" means any applicable law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

(v)

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

(vi)

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

(vii)

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(viii)

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).The operations of Seller with respect to its business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any person or entity, with respect to its business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)

There are no Environmental Permits necessary for the conduct of Seller’s business as currently conducted or the ownership, lease, operation or use of the Purchased Assets, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of its business as currently conducted or the ownership, lease, operation or use of the Purchased Assets.

(c)

None of the Seller’s business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with its business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)

There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Seller’s business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with its business, and Seller has not received an Environmental Notice that any of its business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with its business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e)

There are no active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with its business or the Purchased Assets.

(f)

There are no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with its business or the Purchased Assets as to which Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(g)

Seller has not retained or assumed, by contract or operation of law, any liabilities or obligations of third parties under any Environmental Law.

(h)         There are no (i) environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Seller’s business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with its business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; or (ii) documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)         Seller is not aware of and does not reasonably anticipate, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of its business or the Purchased Assets as currently carried out.

(j)         There are no Environmental Attributes.

Section 3.23     Insurance.  Section 3.23 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its affiliates and relating to the Seller’s business, the Purchased Assets or the Assumed Liabilities (collectively, the "Insurance Policies"); and (b) with respect to the Seller’s business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2011. There are no claims related to the Seller’s business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by persons or entities conducting a business similar to the Seller’s business and are sufficient for compliance with all applicable laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 3.24     Material Contracts.

(a)       Section 3.24(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the business of the Seller or the Purchased Assets (such Contracts, together with all Contracts relating to Intellectual Property set forth in Section 3.07 of the Disclosure Schedules, being "Material Contracts"):

(i)         all Contracts involving aggregate consideration in excess of $15,000 and which, in each case, cannot be cancelled without penalty or without more than 30 days' notice;

(ii)        all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Seller’s business or that contain "take or pay" provisions;

(iii)

all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)

all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)

all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)

all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 30 days' notice;

(vii)

except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii)

all Contracts with any Governmental Authority;

(ix)

all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)

all joint venture, partnership or similar Contracts;

(xi)

all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii)

all powers of attorney with respect to the Seller’s business or any Purchased Asset;

(xiii)

all collective bargaining agreements or Contracts with any Union; and

(xiv)

all other Contracts that are material to the Purchased Assets or the operation of the Seller’s business and not previously disclosed pursuant to this Section 3.24.

(b)

Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller's Knowledge, any other party thereto is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, "Buyer's knowledge," "knowledge of Buyer" and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01

Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder and in connection herewith, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder and in connection herewith have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder and in connection herewith constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02

No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and in connection herewith, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation, or material contract or agreement, in each case applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any Governmental Authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03

Legal Proceedings. There is no Action of any nature pending or, to Buyer's knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04

Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V
COVENANTS

Section 5.01

Public Announcements. Unless otherwise required by applicable law (including SEC disclosure regulations), neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed).

Section 5.02

Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; provided, however, that Seller agrees (a) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer or the Purchased Assets by reason of such noncompliance; (b) to indemnify, defend and hold harmless Buyer from and against any and all claims in the manner provided in Article VI; and (c) to take promptly all necessary action to remove any Encumbrance which is placed on the Purchased Assets by reason of such noncompliance.

Section 5.03

Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other documents executed in connection herewith (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.04

Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered in connection herewith, including but not limited to the transfer of all bank accounts of Seller into the name of Buyer.  Following the Closing, Seller shall not transfer any assets out of any such bank accounts.

Section 5.05

Employees and Employee Benefits.

(a)

Seller has no employees. Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 5.05, if any.

(b)

Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Seller, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the date of this Agreement and Seller shall pay all such amounts to all entitled persons on or prior to such date.

(c)

Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Seller or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the date of this Agreement. Seller also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the business of the Seller which relate to events occurring on or prior to such date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 5.06

Confidentiality. From and after the date hereof, Seller shall, and shall cause its affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Seller’s business and the Purchased Assets, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its affiliates or their respective representatives; or (b) is lawfully acquired by Seller, any of its affiliates or their respective representatives from and after the date hereof from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed;

provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07

Non-competition; Non-solicitation

(a)

For a period of three years commencing on the Closing Date (the "Restricted Period"), Seller shall not, and shall not permit any of its affiliates to, directly or indirectly, (i) engage in or assist others in engaging in any Prohibited Activity in the United States of America (the "Territory"); (ii) have an interest in any person or entity that engages directly or indirectly in any Prohibited Activity in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Seller’s business or of Buyer (including any existing or former client or customer of Seller or Buyer and any person or entity that becomes a client or customer of the Seller’s business or of Buyer after the date hereof), or any other person or entity who has a material business relationship with the Seller’s business or with Buyer, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if Seller is not a controlling person or entity of, or a member of a group which controls, such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity.  For the purposes hereof, "Prohibited Activity" shall mean any activity in which the Seller contributes its knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Buyer, including those engaged in the business of manufacturing or selling LED lighting technology products or LED lighting retrofit or conversion kits, or offering consulting, auditing or other similar services with respect to LED lighting. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or Confidential Information.

(b)

During the Restricted Period, Seller shall not, and shall not permit any of its affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 5.05(a) or is or was employed in the Seller’s business or by Buyer during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent Seller or any of its affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)

Seller acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)

Seller acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08

Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five Business Days after its receipt thereof.

ARTICLE VI
INDEMNIFICATION

Section 6.01

Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing and any termination of this Agreement.

Section 6.02

Indemnification By Seller. Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to:

(a)

any material inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder or in connection herewith;

(b)

any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder or in connection herewith; or

(c)

any Excluded Asset or Excluded Liability.

Section 6.03

Indemnification By Buyer. Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to:

(a)

any material inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder or in connection herewith;

(b)

any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder or in connection herewith; or

(c)

any Assumed Liability.

Section 6.04

Indemnification Procedures. The party making a claim under this Article VI is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VI is referred to as the "Indemnifying Party".

(a)

Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any person or entity who is not a party to this Agreement or an affiliate of a party to this Agreement or a representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (each, a "Loss") that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 6.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)

Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)

Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 6.05

Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within 15 business days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 business day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the lesser of ten percent (10%) or the maximum amount permissible by applicable law. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 6.06

Tax Treatment of Indemnification Payments. All indemnification payments made by an Indemnifying Party under this Agreement may, at Indemnified Party’s option, be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 6.07

Effect of Investigation. Buyer's right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 6.08

Cumulative Remedies. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII
MISCELLANEOUS

Section 7.01

Expenses. All costs and expenses incurred in connection with this Agreement and the documents to be delivered hereunder and in connection herewith and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses.

Section 7.02

Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:

Trans-Lux Investment Corporation

950 Third Avenue, Ste. 2804, NY, NY 10022

Facsimile:

212.218.4660

E-mail: jmallain@trans-lux.com and kkreuder@trans-lux.com

Attention:

J.M. Allain, President and CEO, with a copy to Kristin Kreuder, Vice President and General Counsel

If to Buyer:	Ecostar Industries, Inc. 300 N. Elizabeth Street, Suite 610C Chicago, IL 60607 Facsimile: 773.257.7646 E-mail: dpavlik20@yahoo.com Attention: David Pavlik, President

Section 7.03

Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04

Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05

Entire Agreement. This Agreement and the documents to be delivered hereunder and in connection herewith constitute the sole and entire agreement of the parties to this

Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder and in connection herewith, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06

Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07

No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08

Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09

Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

Section 7.11

Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.12

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ECOSTAR INDUSTRIES, INC.
By_/s/ David Pavlik__________________ Name: David Pavlik Title: President

TRANS-LUX INVESTMENT CORPORATION
By_/s/ J.M. Allain____________________ Name: J.M. Allain Title: President and CEO

DISCLOSURE SCHEDULES

Section 1.01

Purchased Assets.

(a)

cash and cash equivalents;

(b)

all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing ("Accounts Receivable");

(c)

all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories ("Inventory");

(d)

all Contracts, including intellectual property licenses, set forth on Section 3.08 of the Disclosure Schedules (the "Assigned Contracts");

(e)

all Intellectual Property Assets;

(f)

all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the "Tangible Personal Property");

(g)

all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(h)

all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(i)

all of Seller's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j)

all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities;

(k)

originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property Assets and the intellectual property licenses ("Books and Records"); and

(l)

all goodwill and the going concern value of the business of the Seller.

Section 1.02(a)

Assumed Liabilities.

(a)

all trade accounts payable of Seller to third parties in connection with the Seller’s business that remain unpaid and are not delinquent as of the date hereof and that either are reflected on the Balance Sheet or arose in the ordinary course of business consistent with past practice since the date of the Balance Sheet; and

(b)

all Liabilities in respect of the Assigned Contracts, including any Seller warranties which are specifically set forth within such Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the date hereof, were incurred in the ordinary course of business and, except with respect to transactions entered into on behalf of or in conjunction with TL Energy, do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the date hereof.

Section 1.02(b)

Excluded Taxes

Sales Taxes for the period commencing July 1, 2013 through the Closing Date, which were incurred by Seller solely as a direct result of the contracts listed on Attachment A hereto to which Seller is a party, but solely to the extent that such contract is entered into by Seller as part of a joint effort of Seller and Buyer, and which such Attachment A is made a part hereof and incorporated herein.

Section 3.07

Intellectual Property.

1.

Web based custom software solution to manage Seller’s sales contacts, audit requests, sale proposals, document library and other custom functions.

2.

Database of LED products that the Seller is capable of recommending.

3.

Methodology for prescribing the best product available as driven by customer ROI.

4.

Unregistered trade names: Ecostar and Ecostar Industries.

Section 3.08

Assigned Contracts.

The following Contracts:

1.

New Account Application with Bulb Brite and related Terms and Conditions of Sale dated March 15, 2013; and

2.

All utility rebate arrangements and agreements (written or oral) to the extent that the terms thereof have been previously disclosed to Buyer and the assignment of such agreement is not prohibited by applicable law.

Section 3.15

Outstanding Debt.

None

Section 3.17

Customers and Suppliers.

(a)

Material Customers

Congress Hotel

Dana Hotel

33 Realty

Travelodge

KTR Capital

Westland Mall

World’s Largest

Intercontinental Hotel Chicago

2

MO2 Properties

Triview Properties

Fulton Grace

Lena Living Center

University of New Mexico

Wyndham Glenview Suites

Key Lime Cove Indoor Water Park

Embassy Suites Chicago

Behringer Harvard Residential

The Lotus Suites

Triedstone Church

Waterton Residential

The Inn of Chicago

Stone Bridge Village Apartments

Glass Designers, Inc.

(b)

Material Suppliers

Bulb Brite

ETI

Global Tech

GTL

Noribachi

TCP

Toshiba

Section 3.19

Current Employees of Seller.

None.

Section 3.20

Taxes

(a)

Tax Returns and Taxes Due:

(i)

All State of Illinois income Tax Returns relating to the year ending December 31, 2012.

(ii)

All Federal and State income Tax Returns relating to the year ending December 31, 2013.

(iii)

All sales tax Tax Returns for the period commencing with December 1, 2012 through the Closing Date.

(iv)

All State of Illinois income Taxes (including any interest) relating to the year ending December 31, 2012.

(v)

All Federal and State income Taxes (including any interest) relating to the year ending December 31, 2013.

(vi)

All sales Taxes (including any interest) for the period commencing with December 1, 2012 through the Closing Date.

(b)

Withholdings Taxes:

3

Any State and Federal FICA employment withholding for the calendar year ending December 31, 2013.

(c)

Deficiencies and assessments:

Any deficiencies, assessments, penalties or other delinquencies related to the items listed under (a) and (b) of this Disclosure Schedule Section 3.20.

Section 3.23

Insurance Policies.

Sentinel Insurance Co.  Policy # 83SBATZ7009, which includes the following types of coverage:  umbrella, commercial general, auto, and workers compensation.  There are no pending claims.  There is no claims history.

Section 3.24

Material Contracts.

(a)

None.

(b)

None.

4